News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

CROWN HOLDINGS, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2024 RESULTS

Tampa, FL - February 5, 2025. Crown Holdings, Inc. (NYSE: CCK), a worldwide leader in the design, manufacture and sale of packaging products for consumer goods and industrial products, today announced its financial results for the fourth quarter and full year ended December 31, 2024.

Highlights

Fourth Quarter
•Diluted earnings per share of $3.02
•Adjusted diluted earnings per share increased 28% to $1.59

Full Year
•Diluted earnings per share of $3.55
•Adjusted diluted earnings per share increased 9% to $6.41
•Operating cash flow of $1,192 million
•Adjusted free cash flow a record $814 million
•Net debt reduction of $878 million, adjusted net leverage ratio now 2.7x

2025 Outlook
•Expect full year 2025 adjusted diluted earnings per share in the range of $6.60-$7.00
•Expect full year 2025 adjusted free cash flow of approximately $800 million

“Crown delivered strong results in the fourth quarter, with segment income advancing 12% compared to the prior year,” stated Timothy J. Donahue, Chairman, President and Chief Executive Officer. “Combined global beverage can segment income improved 17%, driven by global volume growth of 4%, led by shipment increases in Europe and North America, which grew 8% and 7%, respectively. The North American food can business also generated increased income during the quarter as a result of increased volumes while Transit Packaging saw lower volume and profitability as industrial activity remains sluggish.

“2024 was an excellent year overall, exceeding previous expectations. Segment income advanced nearly $100 million or 6% over the prior year, following a 7% improvement in 2023. Combined global beverage can segment income expanded 19% over the prior year, reflecting robust volume growth – 10% in Brazil and 7% in both North America and Europe – and excellent manufacturing performance. The Company generated record adjusted free cash flow of $814 million, supported by earnings growth combined with normalized capital expenditures. During the year, we reduced net debt by $878 million and when combined with our record EBITDA, we ended 2024 with net leverage of 2.7x. The Company remains well-positioned for continued strong performances in 2025 and beyond with a balanced portfolio, optimized manufacturing footprint and strengthened balance sheet,” concluded Donahue.

Fourth Quarter Results
Net sales in the fourth quarter were $2,903 million reflecting 4% higher global beverage can volumes and increased North American food can shipments.

Income from operations was $351 million in the fourth quarter compared to $259 million in the fourth quarter of 2023. Segment income in the fourth quarter of 2024 increased to $428 million compared to $382 million in the prior year, a result of improved results in global beverage operations.

During the fourth quarter, the Company received gross proceeds of $338 million and recorded a gain of $275 million from the sale of its equity investment in Eviosys.

Net income attributable to Crown Holdings improved in the fourth quarter to $358 million from $32 million in the fourth quarter of 2023, mainly due to the $275 million gain on the Eviosys equity investment sale and improved segment income. Reported diluted earnings per share were $3.02 in the fourth quarter of 2024 compared to $0.27 in 2023. Adjusted diluted earnings per share were $1.59 compared to $1.24 in 2023.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Full Year Results
Net sales for 2024 were $11,801 million, as 5% higher global beverage can shipments were offset by the pass through of $196 million in lower material costs and lower volumes in Transit Packaging.

Income from operations was $1,419 million in 2024, compared to $1,269 million in 2023. Segment income for 2024 was $1,645 million, $99 million higher than 2023, driven primarily by improved results in global beverage operations.

Net income attributable to Crown Holdings in 2024 was $424 million compared to $450 million in 2023. Reported diluted earnings per share were $3.55 compared to $3.76 in 2023 and adjusted diluted earnings per share were $6.41 compared to $5.86 in 2023.

Outlook
Kevin C. Clothier, Senior Vice President and Chief Financial Officer, stated, “Our multi-year global beverage can expansion program that commenced in 2019 has substantially been completed, resulting in a manufacturing platform that will allow us to meet existing and additional demand with significantly reduced levels of capital expenditures.”

The Company currently estimates full year 2025 adjusted diluted earnings per share to be in the range of $6.60 to $7.00 compared to $6.41 in 2024. The adjusted effective tax rate is expected to approximate 25% with adjusted free cash flow of approximately $800 million after estimated capital spending of $450 million.

First quarter adjusted diluted earnings per share is expected to be in the range of $1.20 to $1.30.

Non-GAAP Measures
Segment income, adjusted free cash flow, net debt, adjusted net leverage ratio, adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share, net interest expense, EBITDA and adjusted EBITDA are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). Non-GAAP measures should not be considered in isolation or as a substitute for income from operations, cash flow, leverage ratio, net income, effective tax rates, diluted earnings per share or interest expense and interest income prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income as the principal measure of the performance of its operations and adjusted free cash flow and adjusted net leverage ratio as the principal measures of its liquidity. The Company considers all of these measures in the allocation of resources. Adjusted free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. The Company believes that adjusted free cash flow and adjusted net leverage ratio provide meaningful measures of liquidity and a useful basis for assessing the Company’s ability to fund its activities, including the financing of acquisitions, debt repayments, share repurchases or dividends. The Company believes that adjusted net income, segment income, the adjusted effective tax rate and adjusted diluted earnings per share are useful in evaluating the Company’s operations as these measures are adjusted for items that affect comparability between periods. Segment income, adjusted free cash flow, net debt, adjusted net leverage ratio, adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share, net interest expense, EBITDA and adjusted EBITDA are derived from the Company’s Consolidated Statements of Operations, Cash Flows and Consolidated Balance Sheets, as applicable, and reconciliations to segment income, adjusted free cash flow, net debt, adjusted net leverage ratio, adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share and adjusted EBITDA can be found within this release. Reconciliations of estimated adjusted diluted earnings per share, adjusted free cash flow, adjusted effective tax rate and adjusted net leverage ratio for the first quarter and full year of 2025 to estimated diluted earnings per share, operating cash flow, the effective tax rate and income from operations on a GAAP basis are not provided in this release due to the unavailability of estimates of the following, the timing and magnitude of which the Company is unable to reliably forecast without unreasonable efforts, which are excluded from estimated adjusted diluted earnings per share, the adjusted effective tax rate and adjusted net leverage ratio and could have a significant impact on earnings per share, and the effective tax rate on a GAAP basis: gains or losses on the sale of businesses or other assets, restructuring and other costs, asset impairment charges, asbestos-related charges, losses from early extinguishment of debt, pension settlement and curtailment charges, the tax and noncontrolling interest impact of the items above, and the impact of tax law changes or other tax matters.

Conference Call
The Company will hold a conference call tomorrow, February 6, 2025 at 9:00 a.m. (EST) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are 630-395-0194 or toll-free 888-324-8108 and the access password is “packaging.” A live webcast of the call will be made available to

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

the public on the internet at the Company’s website, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on February 13, 2025. The telephone numbers for the replay are 203-369-3997 or toll free 800-876-4955.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including the Company’s ability to continue to operate its plants, distribute its products and maintain its supply chain; the future impact of currency translation; the continuation of performance and market trends in 2025, including consumer preference for beverage cans and global beverage can demand; the future impact of inflation, including the potential for higher interest rates and energy prices and the Company’s ability to recover raw material and other inflationary costs; future demand for food cans; the Company’s ability to deliver continuous operational improvement; future demand in the Transit Packaging segment and the Company’s ability to decrease capital expenditures and increase cash flow and to further reduce net leverage, that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2023 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a worldwide leader in the design, manufacture and sale of packaging products for consumer goods and industrial products. World headquarters are located in Tampa, Florida.

For more information, contact:
Kevin C. Clothier, Senior Vice President and Chief Financial Officer, (215) 698-5281
Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net sales	$2,903	$2,858	$11,801	$12,010

Cost of products sold	2,253	2,245	9,262	9,546
Depreciation and amortization	104	127	448	499
Selling and administrative expense	147	145	597	582
Restructuring and other	48	82	75	114
Income from operations (1)	351	259	1,419	1,269
Loss on debt extinguishment	1	1	1	1
Other pension and postretirement	(1)	11	546	49
(Gain) on sale of equity method investment	(275)		(275)
Foreign exchange	19	10	34	41
Earnings before interest and taxes	607	237	1,113	1,178
Interest expense	108	113	452	436
Interest income	(22)	(19)	(82)	(53)
Income from operations before income taxes	521	143	743	795
Provision for income taxes	128	59	183	222
Equity earnings	(1)	(6)		14
Net income	392	78	560	587
Net income attributable to noncontrolling interests	34	46	136	137
Net income attributable to Crown Holdings	$358	$32	$424	$450

Earnings per share attributable to Crown Holdings common shareholders:
Basic	$3.03	$0.27	$3.56	$3.77
Diluted	$3.02	$0.27	$3.55	$3.76

Weighted average common shares outstanding:
Basic	118,295,008	119,507,491	119,195,009	119,408,789
Diluted	118,599,513	119,743,953	119,426,593	119,666,669
Actual common shares outstanding	118,503,631	120,644,313	118,503,631	120,644,313

(1) Reconciliation from income from operations to segment income follows.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Income from Operations to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as income from operations adjusted to exclude intangibles amortization charges and provisions for restructuring and other.

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Income from operations	$351	$259	$1,419	$1,269
Intangibles amortization	29	41	151	163
Restructuring and other	48	82	75	114
Segment income	$428	$382	$1,645	$1,546

Segment Information

Net Sales	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Americas Beverage	$1,325	$1,299	$5,240	$5,147
European Beverage	456	392	2,071	1,939
Asia Pacific	308	320	1,161	1,297
Transit Packaging	511	541	2,107	2,256
Other (1)	303	306	1,222	1,371
Total net sales	$2,903	$2,858	$11,801	$12,010

Segment Income

Americas Beverage	$275	$255	$987	$876
European Beverage	51	18	276	199
Asia Pacific	48	47	195	154
Transit Packaging	59	75	270	331
Other (1)	33	17	82	117
Corporate and other unallocated items	(38)	(30)	(165)	(131)
Total segment income	$428	$382	$1,645	$1,546

(1) Includes the Company’s food can, aerosol can and closures businesses in North America, and beverage tooling and equipment operations in the U.S. and United Kingdom.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Diluted Earnings Per Share to Adjusted Net Income and Adjusted Diluted Earnings Per Share

The following table reconciles reported net income and diluted earnings per share attributable to the Company to adjusted net income and adjusted diluted earnings per share, as used elsewhere in this release.

	Three Months Ended December 31,				Year Ended December 31,
	2024		2023		2024		2023
Net income/diluted earnings per share attributable to Crown Holdings, as reported	$358	$3.02	$32	$0.27	$424	$3.55	$450	$3.76
Intangibles amortization (1)	29	0.24	41	0.35	151	1.27	163	1.37
Restructuring and other (2)	48	0.41	82	0.69	75	0.62	114	0.95
Loss on debt extinguishment	1	0.01	1		1	0.01	1
Other pension and postretirement (3)	(6)	(0.05)			513	4.30	6	0.05
(Gain) on sale of equity method investment (4)	(275)	(2.32)			(275)	(2.30)
Income taxes (5)	40	0.34	(7)	(0.07)	(131)	(1.10)	(40)	(0.33)
Equity earnings (6)	2	0.02	3	0.03	16	0.13	10	0.09
Noncontrolling interests (7)	(9)	(0.08)	(3)	(0.03)	(9)	(0.07)	(3)	(0.03)
Adjusted net income/diluted earnings per share	$188	$1.59	$149	$1.24	$765	$6.41	$701	$5.86

Effective tax rate as reported	24.6%		41.3%		24.6%		27.9%

Adjusted effective tax rate	27.7%		24.7%		26.0%		24.3%

Adjusted net income, adjusted diluted earnings per share and the adjusted effective tax rate are non-GAAP measures and are not meant to be considered in isolation or as a substitute for net income, diluted earnings per share and effective tax rates determined in accordance with U.S. generally accepted accounting principles. The Company believes these non-GAAP measures provide useful information to evaluate the performance of the Company’s ongoing business.

(1)In the fourth quarter and full year of 2024, the Company recorded charges of $29 million ($21 million net of tax) and $151 million ($115 million net of tax) for intangibles amortization arising from prior acquisitions. In the fourth quarter and full year of 2023, the Company recorded charges of $41 million ($31 million net of tax) and $163 million ($123 million net of tax) for intangibles amortization arising from prior acquisitions.

(2)In the fourth quarter and full year of 2024, the Company recorded net restructuring and other charges of $48 million ($47 million net of tax) and $75 million ($71 million net of tax) primarily related to asset impairment charges in the Asia Pacific segment and severance and other exit costs related to current and prior year restructuring actions. In the fourth quarter and full year of 2023, the Company recorded net restructuring and other charges of $82 million ($67 million net of tax) and $114 million ($96 million net of tax).

(3)For the full year of 2024, the Company recorded charges of $513 million ($386 million net of tax) related to the partial settlements of the Company's defined benefit pension plan obligations in the U.S. and Canada. For the full year of 2023, the Company recorded a one-time termination charge of $6 million ($5 million net of tax) related to business reorganization activities in Europe.

(4)In the fourth quarter of 2024, the Company recorded a gain of $275 million ($227 million net of tax) in conjunction with the sale of equity method investment, Eviosys.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

(5)The Company recorded an income tax charge of $40 million and a benefit of $131 million in the fourth quarter and full year of 2024 and income tax benefits of $7 million and $40 million in the fourth quarter and full year of 2023 related to tax matters, including tax law changes, valuation allowance releases, tax settlements and audits and the items described above.

(6) In the fourth quarters and full year of 2024 and 2023, the Company recorded its proportional share of intangible amortization and restructuring charges, net of tax, recorded by its European tinplate equity method investment, in the line Equity earnings.

(7) In the fourth quarter and full year of 2024 and 2023, the Company recorded noncontrolling interest benefits related to the items described above.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)
December 31,	2024	2023
Assets
Current assets
Cash and cash equivalents	$918	$1,310
Receivables, net	1,656	1,719
Inventories	1,440	1,613
Prepaid expenses and other current assets	197	191
Total current assets	4,211	4,833

Goodwill and intangible assets, net	3,998	4,375
Property, plant and equipment, net	4,927	5,062
Other non-current assets	712	764
Total assets	$13,848	$15,034

Liabilities and equity
Current liabilities
Short-term debt	$66	$16
Current maturities of long-term debt	80	759
Accounts payable and accrued liabilities	3,319	3,426
Total current liabilities	3,465	4,201

Long-term debt, excluding current maturities	6,058	6,699
Other non-current liabilities	1,097	1,270

Noncontrolling interests	472	454
Crown Holdings shareholders' equity	2,756	2,410
Total equity	3,228	2,864
Total liabilities and equity	$13,848	$15,034

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Year ended December 31,	2024	2023

Cash flows from operating activities
Net income	$560	$587
Depreciation and amortization	448	499
Restructuring and other	75	114
Pension and postretirement expense	568	70
Pension contributions	(122)	(19)
Gain on sale of equity method investment	(275)
Stock-based compensation	42	31
Deferred income taxes	(168)	(53)
Working capital changes and other	64	224

Net cash provided by operating activities	1,192	1,453

Cash flows from investing activities
Capital expenditures	(403)	(793)
Acquisition and divestitures, net		(126)
Equity method investment distribution	338	68
Asset sales	28	17
Other	25	30

Net cash used for investing activities	(12)	(804)

Cash flows from financing activities
Net change in debt	(1,056)	386
Dividends paid to shareholders	(119)	(115)
Common stock repurchased	(217)	(12)
Dividends paid to noncontrolling interests	(119)	(126)
Other, net	(15)	(17)

Net cash provided by/(used for) financing activities	(1,526)	116

Effect of exchange rate changes on cash and cash equivalents	(38)	(4)

Net change in cash and cash equivalents	(384)	761
Cash and cash equivalents at January 1	1,400	639

Cash, cash equivalents and restricted cash at December 31 (1)	$1,016	$1,400

(1)Cash and cash equivalents include $98 million and $90 million of restricted cash at December 31, 2024 and 2023.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Adjusted free cash flow is defined by the Company as net cash from operating activities less capital expenditures and certain other items. A reconciliation of net cash from operating activities to adjusted free cash flow for the three months and year ended December 31, 2024 and 2023 follows.

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net cash provided by operating activities	$295	$621	$1,192	$1,453
Interest included in investing activities (2)			25	25
Capital expenditures	(149)	(179)	(403)	(793)
Other (3)				(24)
Adjusted free cash flow	$146	$442	$814	$661

(2)Interest benefit of cross currency swaps included in investing activities.

(3)Includes $23 million of insurance proceeds received in the first quarter of 2023 related to a tornado at the Bowling Green plant and $1 million repayment of the contribution the Company made in 2021 to settle the U.K. defined pension plan.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Supplemental Data (Unaudited)
(in millions)

Impact of Foreign Currency Translation – Favorable/(Unfavorable) (1)

	Three Months Ended December 31, 2024		Year Ended December 31, 2024
	Net Sales	Segment Income	Net Sales	Segment Income
Americas Beverage	$(9)	$	$(15)	$1
European Beverage		(1)	9	(1)
Asia Pacific	4		(6)	(1)
Transit Packaging	(8)	(2)	(14)	(2)
Other	2	(1)	3	(1)
	$(11)	$(4)	$(23)	$(4)

(1)The impact of foreign currency translation represents the difference between actual current year U.S. dollar results and pro forma amounts assuming constant foreign currency exchange rates for translation in both periods. In order to compute the difference, the Company compares actual U.S. dollar results to an amount calculated by dividing the current U.S. dollar results by current year average foreign exchange rates and then multiplying those amounts by the applicable prior year average foreign exchange rates.

Reconciliation of Adjusted EBITDA and Adjusted Net Leverage Ratio

	2024	2023
Income from operations	$1,419	$1,269
Add:
Intangibles amortization	151	163
Restructuring and other	75	114
Segment income	1,645	1,546
Depreciation	297	336
Adjusted EBITDA	$1,942	$1,882

Total debt	$6,204	$7,474
Less cash	918	1,310
Net debt	$5,286	$6,164

Adjusted net leverage ratio	2.7x	3.3x